Exhibit 99.1

Robert Greif named Chief Executive Officer of H-CYTE

Company to develop a platform of next-generation cellular therapeutics

TAMPA, Fla., September 29, 2020 (GLOBE NEWSWIRE) — H-CYTE, Inc. (OTCQB: HCYT), a developer of regenerative cellular therapeutics, announced today that Robert Greif has been named the company’s new chief executive officer.

“Robert brings decades of pharmaceutical experience to H-CYTE, having successfully taken more than a dozen products from discovery to commercialization,” said Ray Monteleone, H-CYTE board member and chair of the CEO search committee. “We believe he possesses the crucial skill sets necessary to oversee the potential transformation of H-CYTE into a leading biotech company, focused on innovation and meaningful patient outcomes.”

“I am honored to be joining the H-CYTE team to innovate and implement novel growth strategies in our biologics development,” said Greif. “With a focus on evidence-based medicine, it is my hope for H-CYTE to immediately begin clinical research and development of a diverse pipeline of next-generation regenerative therapeutics to meet the needs of patients with a variety of diseases and chronic health conditions.”

Greif joins H-CYTE with a strong track record leading high-growth pharmaceutical and biotech businesses. Most recently, he was Chief Commercial Officer and Business Development Leader at Atox Bio, where he built the North American commercial organization in preparation for the launch of a first-in-class immunomodulator. Prior to that, he led the Commercial Operations of rEVO Biologics, an orphan disease biotechnology company. He has also held a variety of business unit and commercial leadership roles at United Health Group, Boehringer Ingelheim and Sanofi.

Greif joins H-CYTE as CEO and President effective immediately. He replaces William E. Horne, who is stepping down as CEO but will remain on the company’s Board of Directors.

“We are thrilled to have someone with Robert’s background and experience join H-CYTE as our new CEO, especially as we transition to a biotech company,” said Horne. “I look forward to helping the company as a board member, assisting Robert in his transition, and watching H-CYTE thrive and prosper under his leadership.”

About H-CYTE, Inc.

H-CYTE is a medical biosciences company focused in the field of regenerative medicine. H-CYTE’s mission is to become a leader in next-generation, cellular therapeutics for the treatment of chronic health conditions. For more information about H-CYTE, please visit www.HCYTE.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While H-CYTE believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in H-CYTE’s filings with the SEC, including but not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. H-CYTE expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

H-CYTE Media Relations

Sherry Yeaman

syeaman@HCYTE.com

214-725-4315

H-CYTE Investor Relations

Jason Assad
Jassad@HCYTE.com
678-570-6791